UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under § 240.14a-12

Sierra Oncology, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communication was first made available on Sierra Oncology, Inc.’s Twitter and LinkedIn accounts on April 13, 2022.

Twitter:

LinkedIn:

Sierra Oncology @sierraoncology.10h $SRRA has entered into an agreement to be acquired by $GSK. This deal provides a clear path to delivering on our promise to myelofibrosis patients while delivering compelling and certain value for our stockholders. Read our press release for details bit.ly/3roYScW Press Release “Uniting with GSK creates the best opportunity for Sierra to realize its mission of delivering targeted therapies that treat rare forms of cancer while delivering compelling and certain value for our stockholders,” Stephen Dilly, MBBS, phD president and CEO SEIRRA ONCOLOGY Sierra Oncology 3,383 followers 10h . + Follow … Today, we entered into an agreement to be acquired by GSK. This deal provides a clear path to delivering on our promise to myelofibrosis patients while delivering compelling and certain value for our stockholders. Read our press release …see more Press Release “Uniting with GSK creates the best opportunity for Sierra to realize its mission of delivering targeted therapies that treat rare forms of cancer while delivering compelling and certain value for our stockholders,” Stephen Dilly, MBBS, phD president and CEO SEIRRA ONCOLOGY 100 4 comments . 10 shares Like Comment Share Send

Employee Email

From: Stephen Dilly

To: All SRRA Staff

Subject: Sierra Enters Agreement to be Acquired by GSK

Attachments: Project Sagittarius Joint Press Release, Social Media Policy

Dear Sierra Team:

As you probably know by now, late last night Sierra Oncology entered into an agreement to be acquired by GSK.

I invite you all to an All Hands Meeting this morning at 9:00 am PT to share more information on the deal and what lies ahead. A calendar invite will be distributed shortly with the dial-in information.

The joint press release announcing the deal is attached to this email for your ease of reference. Please note social media posts have been made to both the Sierra and GSK LinkedIn and Twitter accounts. As a reminder of our Social Media Policy, also attached, you are welcome to like and share posts, but please keep your comments generic (e.g. “big news at Sierra today”) and avoid adding opinions about the deal. If you have questions on the policy, please contact Christina Thomson.

Thank you and I look forward to seeing you shortly,

Stephen

Additional Information and Where to Find It

This communication is being made in respect of the proposed acquisition of Sierra Oncology, Inc. (“Sierra”) by GlaxoSmithKline plc (“GSK”). In connection with the proposed acquisition, Sierra intends to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies to approve the transaction. Sierra’s stockholders are urged to read the Proxy Statement and any other relevant documents filed with the SEC or delivered to Sierra’s stockholders in connection with the transaction when such materials become available because they will contain important information about the transaction and the parties to the transaction. The Proxy Statement and all other documents filed by Sierra with the SEC will be available at no charge on the SEC’s website at www.sec.gov. You may read and copy those documents or other information filed by Sierra at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. A free copy of the Proxy Statement and all other documents filed by or caused to be filed by Sierra with the SEC will also be available by visiting Sierra’s website (https://www.sierraoncology.com).

Participants in the Solicitation

Sierra and certain of its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Sierra’s stockholders with respect to the proposed acquisition. Information about Sierra’s directors and executive officers is available in Sierra’s proxy statement dated April 23, 2021 for its 2021 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and all other relevant materials to be filed with the SEC or delivered to Sierra’s stockholders regarding the proposed acquisition when such materials become available. Sierra’s stockholders are urged to read such materials when they become available

Forward Looking Statements

This communication contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the closing of the proposed acquisition of Sierra by GSK, the expected occurrence and timing of the consummation of the proposed acquisition, Sierra’s future performance and the anticipated benefits of the proposed acquisition, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Sierra’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual future events or results may differ from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk that the conditions to the closing of the proposed acquisition are not satisfied, including the risk that the required approval of Sierra’s stockholders is not obtained or that required regulatory approvals are not obtained or are obtained subject to conditions that are not anticipated; potential litigation relating to the proposed acquisition; uncertainties as to the timing of the consummation of the proposed acquisition and the ability of each party to consummate the acquisition; the failure to realize anticipated benefits of the proposed acquisition when expected or at all; potential adverse reactions or changes to business relationships resulting from the proposed acquisition, including the effect of the announcement on the ability of Sierra to retain and hire key personnel; risks that the proposed acquisition disrupts the current plans and operations of Sierra; and other risks and uncertainties described in cautionary statements contained in Sierra’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Sierra’s most recent annual report on Form 10-Kthe Proxy Statement to be filed by Sierra. While Sierra may elect to update any such forward-looking statements at some point in the future, Sierra specifically disclaims any obligation to do so, even if our expectations change, except as required by law.